Exhibit 5.2





                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]





                                                                 August 1, 2000


                                  Amtran, Inc.
                                   $29,000,000
                     10-1/2% Senior Exchange Notes due 2004


Ladies and Gentleman:

          We have acted as counsel for Amtran, Inc., an Indiana corporation (the "Company"), in connection with the shelf registration under the Securities Act of 1933, as amended (the "Securities Act"), of $29,000,000 aggregate principal amount of the Company's 10-1/2% Senior Notes due 2004 (the "Notes") that were issued under an Indenture, dated as of July 24, 1997, as supplemented by the First Supplemental Indenture, dated as of December 21, 1999 (the "Indenture"), among the Company, as issuer, American Trans Air, Inc., Ambassadair Travel Club, Inc., ATA Vacations, Inc., Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air Execujet, Inc., Amber Air Freight Corporation and Chicago Express Airlines, Inc. as guarantors (the "Guarantors"), and First Security Bank, N.A., as trustee (the "Trustee"). The Notes were originally issued in a transaction exempt from the registration requirements of the Securities Act.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture.

          Based on the foregoing, we are of opinion as follows:

          1. Assuming that the Indenture has been duly authorized, executed and delivered by each of the Company, the Guarantors and the Trustee, the Indenture constitutes a


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legal, valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2. Assuming that the Notes have been duly authorized by the Company, the Notes, when executed, authenticated and delivered in accordance with the provisions of the Indenture, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law); in expressing the opinion set forth in this paragraph 2, we have assumed, that the form of the Notes will conform to those included in the Indenture.

          3. Assuming that the Guarantees (as defined in the Indenture) have been duly authorized by the Guarantors, and assuming the due execution and delivery of the Indenture in accordance with its terms by the Guarantors and the Company, the Guarantees will be legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

          We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In


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particular, we do not purport to pass on any matter governed by the laws of the State of Indiana.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                         Very truly yours,



                                         /s/ Cravath, Swaine & Moore



Amtran, Inc.
      7337 West Washington Street
            Indianapolis, IN 46231